Exhibit 5.1

Goodwin Procter llp	T: 858.202.2700
Counselors at Law	F: 858.457.1255
4365 Executive Drive	goodwinprocter.com
San Diego, CA 92121
September 17, 2008
Neurobiological Technologies, Inc.
2000 Powell Street, Suite 800
Emeryville, California 94608
Re:	Securities Being Registered under Registration Statement on Form S-8
Ladies and Gentlemen:
     This opinion letter is furnished to you in connection with your filing of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to the registration of an aggregate of 3,350,000 shares (the “Shares”) of Common Stock, $0.001 par value per share, of Neurobiological Technologies, Inc., a Delaware corporation (the “Company”).
     We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.
     The opinion expressed below is limited to the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).
     For purposes of the opinion expressed below, we have assumed that a sufficient number of authorized but unissued shares of the Company’s Common Stock will be available for issuance when the Shares are issued.
     Based on the foregoing, we are of the opinion that the issuance of the Shares has been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the equity incentive plans and agreements under which they may be issued, the Shares will be validly issued, fully paid and nonassessable.
     We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,
/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP